[TYPE]               EX-10.1
      [DESCRIPTION]        Mortgage Deed and Security Agreement
                                                  Exhibit 10.1(j)
                                                  [Letterhead of Fleet Bank]


                            COMMITMENT LETTER

March 30, 1998

Mr. Mark W. Blodgett
Chairman and Chief Executive Officer
Stocker & Yale, Inc.
32 Hampshire Road
Salem, NH 03079

Dear Mr. Blodgett:

Fleet National Bank ("Fleet") agrees to extend its existing revolving credit facility and modify the existing term loan (the "Credit Accomodations") to Stocker & Yale, Inc. ("S&Y") under the following terms and conditions:

Amount:               Reduced to $2,500,000.

Maturity Date:        January 2, 1999

Advance Rates:        The advance rate for eligible inventory will be reduced
                      to 32 percent.

Inventory Cap:        Availability derived from eligible inventory will be
                      capped at $1,300,000.

Pricing: The revolving credit facility and the existing term loan facility will bear interest at Fleet's Prime rate plus one (1) percent through June 30, 1998 and at Fleet's Prime rate plus two (2) percent from July 1, 1998 through the maturity date.

Personal Guarantor:   Mark Blodgett limited to $1.0 million. This guarantee
                      will be secured by a pledge of 228,000 shares of S&Y common stock. Further, a personal financial statement acceptable to Fleet on Fleet's standard form of personal financial statement must be received by close of business
                      March 31, 1998.

Covenants:            The Minimum Debt Service Coverage Ratio will deleted. A
                      minimum pretax profit covenant will be established. This covenant will require a monthly pretax profit for March and quarterly pretax profits for each quarter ending June
                      30, September 30, and December 31. Additionally, S&Y must not incur a pretax loss greater there $50,000 for any month beginning with April. Capital expenditures in fiscal year 1998 will not exceed $500,000.

Appraisals:           S&Y agrees to pay for real estate as well as machinery and equipment appraisals at Fleet's request.

Fees: In addition to all other amounts due respecting the Credit Accomodations, S&Y agrees to pay Fleet the following:
                      $10,000 due and payable March 31, 1998
                      $20,000 due and payable June 30, 1998
                      $7,000 due and payable July 31, 1998
                      $7,000 due and payable August 31, 1998
                      $7,000 due and payable September 30, 1998
                      $10,000 due and payable October 31, 1998
                      $10,000 due and payable November 30, 1998
                      $10,000 due and payable December 31, 1998

Documentation:        All closing documents for the Credit Accomodations shall
                      be consistent with this letter and shall contain such other terms and conditions as are customarily required by Fleet in transactions of this nature, and may be required by counsel to Fleet.

Legal Opinions:       Prior to closing, there shall be delivered to Fleet the
                      opinion of S&Y's counsel that, without limitation: (1) all loan documents, as affected by all modification documents executed pursuant to the terms of this letter, have been validly authorized and executed by and on behalf of S&Y and the guarantors, if any; (2) all loan documents, as affected by all modification documents executed pursuant to the terms of this letter, are enforceable in accordance with their terms and do not violate any legal require-ments; and (3) Fleet has a perfected security interest in all collateral granted to Fleet by S&Y and any guarantor of the Credit Accomodations.

Representations:      All representations made by S&Y to Fleet in connection
                      with the Credit Accomodations shall be deemed to be material and relied upon by the Fleet in issuing this letter and shall survive the closing.

Expenses:             Whether or not the Credit Accomodations are closed, all
                      costs and expenses incurred by the Fleet, including but not limited to attorneys' fees and any and all other expenses in connection with the Credit Accomodations shall be paid by S&Y. Such expenses shall be in addition to, and shall not be offset against, any other fee due and owing to the Fleet.

Naturally, this letter does not include all the terms and conditions that will be covered in Fleet's legal documentation for the Credit Accomodations, but they do state the essential business terms of Fleet's commitment. These terms have been proposed in reliance on the financial statements, projections, and other information provided by S&Y and any guarantor to Fleet, and are therefore con-ditional upon there being no material adverse change in the S&Y's (or any guarantor's) financial condition or any adverse change, governmental or judicial action concerning S&Y's business or assets, and is also subject to the execution of documentation that is satisfactory to the Fleet and its counsel, which shall include additional terms and conditions, including without limitation additional reporting requirements.

If you have any questions or comments on the terms of this proposal, please do not hesitate to call me. If the foregoing terms and conditions are acceptable to you, please acknowledge below and return a signed counterpart to this letter on or before March 31, 1998.

                                     FLEET NATIONAL BANK

                                    By:  /s/H. Ellery Perkinson
                                    -----------------------------
                                        H. Ellery Perkinson,
                                      Assistant Vice President

Agreed and Accepted:

STOCKER & YALE, INC.

By:   /s/Mark W. Blodgett
   ----------------------
      Mark W. Blodgett,
      Chairman & CEO


      /s/Mark W. Blodgett
    ---------------------
    Mark W. Blodgett as
    Personal Guarantor